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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-126356
Rule 462(b) Registration No. 333-126798

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 14, 2005)

4,827,300 Shares

COMMON STOCK

Momenta Pharmaceuticals, Inc. is offering 4,827,300 shares of its common stock.

Our common stock is listed on the Nasdaq National Market and traded under the symbol "MNTA." On July 21, 2005, the reported last sale price of our common stock on the Nasdaq National Market was $27.02 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement.

PRICE $27.02 PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per share	$27.02	$1.6212	$25.3988
Total	$130,433,646	$7,826,019	$122,607,627

The underwriters may also purchase up to an additional 724,095 shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus supplement to cover any over-allotments. If the over-allotment option is exercised in full, we will receive additional proceeds, before expenses, of $18,391,144.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES
BANC OF AMERICA SECURITIES LLC	SG COWEN & CO.

July 21, 2005

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        Unless otherwise stated, all references to "us," "our," "Momenta," "we," the "Company" and similar designations refer to Momenta Pharmaceuticals, Inc. Our logo, trademarks and service marks are the property of Momenta. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

        You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized, and the underwriters have not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying

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prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled "Where You Can Find More Information" in the accompanying prospectus.

        We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the "Risk Factors" section of this prospectus supplement and the financial statements and the other information incorporated by reference in this prospectus, before making an investment decision.

Overview

        We are a biotechnology company specializing in the sequencing, or detailed structural analysis, and design of complex sugars for the development of improved versions of existing drugs, the development of novel drugs and the discovery of new biological processes. We are also utilizing our ability to sequence sugars to create technology-enabled generic versions of sugar-based and biologic drug products. Through detailed analysis of the molecular structure of complex sugars, we believe our proprietary technology enables us to define the specific sugar sequences contained in complex sugar-based drugs, including those structures that had previously not been described due to a lack of available technology. In addition, we are able to derive a more complete understanding of the roles that sugars play in cellular function, disease and drug action based on our structural and biological analytic capabilities. With our capabilities for understanding complex sugars, we have developed a diversified pipeline of near-term product opportunities and novel discovery and development candidates.

        Our most advanced product candidate, M-Enoxaparin, is designed to be a technology-enabled generic version of Lovenox® (enoxaparin), a widely prescribed low molecular weight heparin, or LMWH. We have formed a collaboration with Sandoz N.V. and Sandoz Inc., collectively Sandoz, affiliates of Novartis AG, to jointly develop, manufacture and commercialize M-Enoxaparin. We, in collaboration with Sandoz, expect to file an Abbreviated New Drug Application, or ANDA, for M-Enoxaparin in August 2005.

Background on Sugars

        Complex sugars are inherently difficult to analyze due to, among other factors, their complexity, heterogeneity, and inability to be amplified. While the ability to sequence DNA and proteins enabled the first biotechnology companies to develop breakthrough products, progress in better understanding sugars has been inhibited by a number of factors, including the lack of sufficient scientific tools. Despite analytic challenges, the role of sugars in biology is well supported. Recent scientific studies have demonstrated that sugars play fundamental roles in the regulation of biological activity and, consequently, in the cause and treatment of many diseases, such as cancer, cardiovascular disease, Alzheimer's disease, inflammatory disease and viral infection.

        Complex sugars are composed of individual saccharide building blocks, or monosaccharides, that may form linear or branched chains. Without an ability to identify specific structures, it has been difficult to determine how sugars act in biological organisms. In addition, we believe it has not been possible to characterize, or sequence, the composition of drugs that consist of, or contain, complex sugars. As a consequence, the development of sugar-based therapeutics to date has been through more of a "trial-and-error" approach. We believe that understanding the structure and composition of complex sugars will provide insight into the specific activity that these sugars have in critical biological processes and pathways, thereby enabling significant commercial opportunities for drug development.

Product Opportunities

M-Enoxaparin

        Our most advanced product candidate, M-Enoxaparin, is designed to be a generic version of Lovenox. Lovenox is a widely-prescribed LMWH used for the prevention and treatment of deep vein thrombosis, or

DVT, and treatment of acute coronary syndromes, or ACS. Sanofi-Aventis reported worldwide sales of Lovenox of approximately $2.4 billion in 2004, with approximately $1.4 billion coming from the United States market. Analysts project that Lovenox will remain a leading LMWH product, growing to over $3.8 billion in annual worldwide sales by 2008. Lovenox, like most other LMWH products, consists of a heterogeneous mixture of complex linear sugar chains which, we believe, prior to the application of our technology, had not been thoroughly characterized. Our ability to sequence complex mixtures of sugars has allowed us to analyze Lovenox and develop a process that can be used to make a generic version of Lovenox that we believe will meet United States Food and Drug Administration, or FDA, requirements for ANDA approval. We believe it will be difficult for others to perform similar analyses. We have formed a collaboration with Sandoz to jointly develop, manufacture and commercialize M-Enoxaparin. We, in collaboration with Sandoz, expect to file an ANDA for M-Enoxaparin in August 2005.

M-Dalteparin

        We intend to develop M-Dalteparin, a technology-enabled generic version of Fragmin®, the second largest selling LMWH product in the United States, and to submit an ANDA in mid-2006. Fragmin is currently marketed by Pfizer Inc. in the United States and Europe and by Kissei Pharmaceutical Co, Ltd. in Japan. Fragmin is indicated for the prevention of DVT and selected indications in ACS. The patent currently listed in the Orange Book, the FDA's listing of approved drug products, for Fragmin expired in January 2005. We plan to leverage the technical, regulatory and commercial strategy that we are currently employing with M-Enoxaparin to develop and commercialize M-Dalteparin. Our goal is to develop an approvable technology-enabled generic product that could be considered by the FDA to be interchangeable with Fragmin.

M118

        M118 is a LMWH that we rationally designed to provide improved anti-clotting activity, an enhanced safety profile and more flexible administration to treat patients with ACS. Currently marketed LMWHs primarily inhibit a single factor that contributes to clot formation, whereas M118 is a potent inhibitor of multiple factors in the blood that lead to clot formation. This broad inhibition is critical in ACS patients who have an existing clot in a coronary artery because of the need to prevent both the formation of new clots and extension of existing clots. Heparins, including unfractionated heparin, or UFH, and LMWHs, are routinely used as baseline therapy in ACS, and if required, in subsequent invasive procedures such as angioplasty and coronary artery bypass graft surgery, or CABG. The selection of a particular heparin is dictated by the drug's efficacy, predictability, safety and the ability to monitor the level of and reverse anticoagulation. Due to M118's beneficial biological activities and its flexibility to be used in patients regardless of the specific treatment required (e.g., angioplasty or CABG), we believe M118 could become the baseline heparin of choice to treat patients diagnosed with ACS, including those patients who subsequently require angioplasty or CABG. We plan to file an investigational new drug application, or IND, for M118 in mid-2006.

Other Complex Mixtures

        We are exploring the application of our technology to the analysis of other complex mixtures beyond heparins. Complex mixtures are composed of heterogeneous molecules that, due to their diversity, are difficult to fully characterize. For example, protein and antibody products containing sugars, or glycoproteins, contain heterogeneous branched sugars that vary from molecule to molecule. These sugars confer specific biological properties to the glycoprotein or antibody drug and can often comprise a significant portion of the mass of a molecule. We believe we can apply our technology to characterize the composition of these and other complex mixtures. Our objective is to enable a better understanding of existing marketed complex mixtures, including protein drugs, and to facilitate the development of equivalent or improved versions of these products. Therapeutic proteins represent a significant share of the pharmaceutical market. In 2003, worldwide sales of therapeutic protein products, or biologics, totaled more than $33 billion. Most of these products are glycosylated, or contain sugars on the exterior of their protein compositions. Nine of the top ten selling protein products in 2004 contained complex sugars.

        We intend to apply our technology to complex mixtures by partnering with biotechnology and pharmaceutical companies to better understand the composition of their products, explore the modification of the complex sugars to improve the clinical activity of the products and to develop generic versions of branded products and follow-on biologics. While the specific type of information that will be required to approve a follow-on glycoprotein drug has not been determined by the FDA, we believe improved capabilities for characterization will be critical to any future opportunity created for FDA approval of such drugs.

Discovery Programs

        We are also applying our sugar analytic capabilities to several additional discovery programs, including a drug delivery program and an oncology program. Our drug delivery program has identified a mechanism by which sugars facilitate the transport of drugs across mucosal membranes, including the delivery of larger proteins, leading to higher levels of bioavailability, or levels of drug in the blood. We believe this sugar-mediated transport mechanism can be used to deliver a variety of drugs across mucosal membranes and into the bloodstream. While our current focus is on the pulmonary delivery of therapeutic proteins where achieving adequate bioavailability has been a challenge, the technology has potentially broad application to the delivery of other drugs across other mucosal membranes.

        A second discovery program is examining the role that complex sugars play in biological systems, including regulating the development and progression of disease. Our initial focus is in cancer, which is a disease characterized by unregulated cell growth. Sugars play a part in the conversion of normal cells into cancerous cells, the regulation of tumor growth, and tumor invasion and metastasis. We believe that our technology can provide us with a better understanding of the role of sugars in disease, which will enable us to discover novel sugar therapeutics, develop improved diagnostics for the detection of cancer, as well as to discover new disease mechanisms that can be targeted with small molecule or antibody drugs.

        We believe that our technology can also be used to discover new drugs to treat a variety of other diseases. Using our analytical capabilities, we believe that we can identify specific sugar sequences that modulate disease and develop these sequences as therapeutics. Heparins, for example, are known to play a role in many human disease processes and possess attractive features as drugs, including a relatively low cost of goods, stability at room temperature, a lower risk of provoking an immune response and generally cleared by the kidneys unchanged.

Strategy

        Our business strategy is to utilize near-term product opportunities, such as M-Enoxaparin, M-Dalteparin, and the application of our analytical capabilities to complex mixtures, to provide a funding source for our development and discovery programs. Over the long term, we expect to generate value by leveraging our understanding of sugars to create novel therapeutics which address critical unmet medical needs in a wide range of disease areas, including oncology, cardiovascular disease, inflammation and immunology.

        Our principal executive offices are located at 675 West Kendall Street, Cambridge, Massachusetts 02142. Our telephone number is (617) 491-9700. Our website address is www.momentapharma.com. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive technical reference only.

THE OFFERING

Common stock offered	4,827,300
Common stock to be outstanding after this offering	30,353,903
Use of Proceeds
For general corporate purposes, including research and development expenses, manufacturing expenses, clinical trial costs, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. See "Use of Proceeds."
Risk Factors	You should read the "Risk Factors" section of this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.
Nasdaq National Market Symbol	MNTA

        The number of shares of our common stock to be outstanding after this offering is based on 25,526,603 shares outstanding as of June 30, 2005.

        The number of shares of our common stock to be outstanding after this offering excludes, as of June 30, 2005:

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  1,887,105 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.79 per share; and

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  an aggregate of 3,610,289 additional shares of common stock reserved for future issuance under our 2004 stock incentive plan and our 2004 employee stock purchase plan.

SUMMARY FINANCIAL DATA

        The statement of operations data for each of the three years ended December 31, 2004 have been derived from our audited financial statements. The statement of operations data for the three months ended March 31, 2005 and 2004, and the balance sheet data as of March 31, 2005, are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related footnotes incorporated by reference in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
	(in thousands, except per share information)
Statement of Operations Data:
Collaboration revenue	$—	$1,454	$7,832	$1,037	$3,773
Operating expenses:
Research and development	2,174	5,347	15,722	2,240	5,289
General and administrative	2,712	4,083	6,751	1,409	2,540

Total operating expenses	4,886	9,430	22,473	3,649	7,829

Loss from operations	(4,886)	(7,976)	(14,641)	(2,612)	(4,056)
Interest income	17	74	605	41	313
Interest expenses	—	(43)	(39)	(11)	(27)

Net loss	(4,869)	(7,945)	(14,075)	(2,582)	(3,770)
Deemed dividend	—	—	(20,389)	(20,389)	—
Dividends and accretion to redeemable convertible preferred stock	(520)	(1,898)	(1,852)	(817)	—

Net loss attributable to common stockholders	$(5,389)	$(9,843)	$(36,316)	$(23,788)	$(3,770)

Basic and diluted net loss per share attributable to common stockholders	$(5.70)	$(5.02)	$(2.56)	$(9.04)	$(0.15)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	946	1,961	14,177	2,631	24,866

	As of March 31, 2005
	Actual	As Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$6,895	$129,253
Marketable securities	43,516	43,516
Working capital	49,996	172,354
Total assets	60,429	182,787
Line of credit obligation—net of current portion	972	972
Total liabilities	6,684	6,684
Accumulated deficit	(55,714)	(55,714)
Total stockholders' equity	53,745	176,103

        The preceding table summarizes our balance sheet data at March 31, 2005:

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  On an actual basis; and

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  As adjusted to reflect our sale of the 4,827,300 shares of common stock offered by us at a public offering price of $27.02 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements contained or incorporated by reference in this prospectus. Such factors that could cause or contribute to such differences include those factors discussed below. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If any of the following risks actually occur, our business, prospects, financial condition and operating results would likely suffer, possibly materially.

Risks Relating to Our Business

        We have a limited operating history and have incurred a cumulative loss since inception. If we do not generate significant revenues, we will not be profitable.

        We have incurred significant losses since our inception in May 2001. At March 31, 2005, our accumulated deficit was approximately $55.7 million. We have not generated revenues from the sale of any products to date. We expect that our annual operating losses will increase over the next several years as we expand our drug commercialization, development and discovery efforts. To become profitable, we must successfully develop and obtain regulatory approval for our existing drug candidates, and effectively manufacture, market and sell any drug candidates we develop. Accordingly, we may never generate significant revenues and, even if we do generate significant revenues, we may never achieve profitability.

        To become and remain profitable, we must succeed in developing and commercializing drugs with significant market potential. This will require us to be successful in a range of challenging activities for which we are only in the preliminary stages: developing drugs, obtaining regulatory approval for them, and manufacturing, marketing and selling them. We may never succeed in these activities and may never generate revenues that are significant or large enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would cause the market price of our common stock to decrease and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations.

        If we fail to obtain approval for and commercialize our most advanced product candidate, M-Enoxaparin, we may have to curtail our product development programs and our business would be materially harmed.

        We have invested a significant portion of our time, financial resources and collaboration efforts in the development of our most advanced product candidate, M-Enoxaparin, a technology-enabled generic version of Lovenox. Our near-term ability to generate revenues and our future success, in part, depends on the development and commercialization of M-Enoxaparin.

        In conjunction with Sandoz, we currently plan to submit an ANDA to the FDA in August 2005 seeking to produce and market M-Enoxaparin in the United States. FDA approval of our ANDA is required before marketing a generic equivalent of a drug previously approved under a New Drug Application, or NDA. If we are unable to satisfactorily complete the necessary testing and other requirements for our ANDA or obtain FDA approval for, and successfully commercialize, M-Enoxaparin, we may never realize revenue from this product and we may have to curtail our other product development programs. As a result, our business would be materially harmed.

        We will likely face patent litigation with Sanofi-Aventis, the innovator of Lovenox.

        In August 2003, Sanofi-Aventis sued Amphastar Pharmaceuticals, Inc., or Amphastar, and Teva Pharmaceuticals USA, Inc., or Teva, alleging, among other things, that their generic versions of Lovenox intended to be marketed by those companies infringe Sanofi-Aventis' Patent No. 5,389,618, which is scheduled to expire on February 14, 2012. These lawsuits have been consolidated and are currently pending before the U.S. District Court for the Central District of California.

        On June 14, 2005, Sanofi-Aventis received Reissue Patent No. RE38,743, which replaces U.S. Patent No. 5,389,618. Reissue Patent No. RE38,743 is scheduled to expire on February 14, 2012.

        On June 15, 2005, the U.S. District Court for the Central District of California granted summary judgment to Amphastar finding that Sanofi-Aventis' U.S. Patent No. 5,389,618 is unenforceable due to Sanofi-Aventis' inequitable conduct before the United States Patent and Trademark Office. The U.S. District Court's ruling, if formally entered as a final judgment, could also render Reissue Patent No. RE38,743 unenforceable.

        If and when final judgment is entered, Sanofi-Aventis has indicated that it will appeal the District Court's decision to the U.S. Court of Appeals for the Federal Circuit. Intellectual property litigation involves many uncertainties, and there is no assurance that the U.S. Court of Appeals for the Federal Circuit will affirm the District Court's decision that U.S. Patent No. 5,389,618 is unenforceable or rule that, by consequence, Reissue Patent No. RE38,743 is unenforceable.

        Should the Court of Appeals reverse or remand the District Court's finding of inequitable conduct in connection with U.S. Patent No. 5,389,618, and should we file a paragraph IV certification with our ANDA and thus attempt to commercialize M-Enoxaparin before expiration of Sanofi-Aventis' Reissue Patent No. RE38,743, we will likely face costly and time consuming patent litigation with Sanofi-Aventis, the holder of the NDA for Lovenox.

        Companies that produce branded pharmaceutical products for which there are unexpired patents listed in the FDA's Orange Book most often bring patent infringement litigation against applicants seeking FDA approval to manufacture and market generic forms of their branded products before patent expiration. Under the circumstances described in the preceding paragraph, we will likely face patent litigation if and when we submit a paragraph IV certification with our ANDA to the FDA to produce and market a generic version of Lovenox. Litigation often involves significant expense and could delay or prevent the introduction of a generic product.

        Under most circumstances, the decision as to when to begin marketing M-Enoxaparin will be determined jointly by us and Sandoz. Sandoz, however, has sole discretion over the decision as to when to begin marketing M-Enoxaparin under certain circumstances.

        Sandoz has agreed to indemnify us for patent liability damages, subject to Sandoz's ability to offset certain of these liabilities against the profit-sharing amounts, the royalties and the milestone payments otherwise due to us from the marketing of M-Enoxaparin. Intellectual property litigation involves many risks and uncertainties, and there is no assurance that we will prevail in any lawsuit brought by Sanofi-Aventis. In addition, Sanofi-Aventis has significantly greater resources than we do, and litigation with Sanofi-Aventis could last a number of years, potentially delaying or prohibiting the commercialization of M-Enoxaparin. If we are not successful in commercializing M-Enoxaparin or are significantly delayed in doing so, we may have to curtail our product development programs and our business would be materially harmed.

        We utilize new technologies in the development of some of our products that have not been reviewed or accepted by regulatory authorities.

        Some of our products in current or future development may be based on new technologies that have not been formally reviewed or accepted by the FDA or other regulatory authorities. Given the complexity of our technology, we intend to work closely with the FDA and other regulatory authorities to perform the requisite scientific analysis and evaluation of our methods to obtain regulatory approval for our products. It is possible that the validation process may take time and resources, require independent third-party analysis or not be accepted by the FDA and other regulatory authorities. For some of our products, the regulatory approval path and requirements may not be clear, which could add significant delay and expense. Delays or failure to obtain regulatory approval of any of the products that we develop would adversely affect our business.

        If other generic versions of Lovenox are approved and successfully commercialized before M-Enoxaparin, our business would suffer.

        In mid-2003, Amphastar and Teva each filed ANDAs for generic versions of Lovenox with the FDA. Each ANDA included a paragraph IV certification. In addition, other third parties may seek approval to manufacture and market generic versions of Lovenox in the United States prior to our ANDA filing. If any of these parties obtains FDA approval under ANDA guidelines, we may not gain any competitive advantage. Also, we may never achieve significant market share for M-Enoxaparin if either Amphastar or Teva, or another third party, markets generic versions of Lovenox before us. Consequently, our revenues would be reduced and, as a result, our business, including our future discovery and development programs, would suffer. In addition, under the Hatch-Waxman Act, any developer of a generic drug that is considered first to have its ANDA accepted for review by the FDA, and whose filing includes a paragraph IV certification, may be eligible to receive a 180-day period of generic market exclusivity. In the event that any eligible 180-day exclusivity period has not begun and/or has not expired at the time we receive tentative approval for M-Enoxaparin, we may be forced to wait until the expiration of the exclusivity period before the FDA could make our approval effective.

        If we fail to meet manufacturing requirements for M-Enoxaparin, our development and commercialization efforts may be materially harmed.

        We have limited personnel with experience in, and we do not own facilities for, manufacturing any products. We have entered into an agreement with Siegfried (USA), Inc. and Siegfried Ltd., pursuant to which Siegfried manufactures the drug substance, or active pharmaceutical ingredient, for M-Enoxaparin and provides certain other services relating to M-Enoxaparin. We depend on additional third parties to produce the final drug product and provide analytical services with respect to M-Enoxaparin. We have not yet filed our ANDA, including information on our manufacturing lots, and we or our third-party manufacturers may encounter difficulties that may cause a delay in the filing.

        In addition, if the product is approved, in order to produce M-Enoxaparin in the quantities necessary to meet anticipated market demand, we and any contract manufacturer that we engage may need to increase manufacturing capacity. If we are unable to produce M-Enoxaparin in sufficient quantities to meet the requirements for the launch of the product or to meet future demand, our revenues and gross margins could be adversely affected.

        Our revenues and profits from any of our generic product candidates may decline if our competitors introduce their own generic equivalents.

        In addition to general competition in the pharmaceutical market, we expect that certain of our generic product candidates may face intense and increasing competition from other manufacturers of generic and/or branded products. Revenues and gross profit derived from the sales of generic pharmaceutical products tend to follow a pattern based on certain regulatory and competitive factors. As patents for branded products and related exclusivity periods expire, manufacturers of generic products may receive regulatory approval for generic equivalents and may be able to achieve significant market penetration. As competing off-patent manufacturers receive regulatory approvals on similar products or as branded manufacturers launch generic versions of such products, market share, revenues and gross profit typically decline, in some cases, dramatically. If any of our generic product offerings, including M-Enoxaparin, enter markets with a number of competitors, we may not achieve significant market share, revenues or gross profit. In addition, as other generic products are introduced to the markets in which we participate, the market share, revenues and gross profit of our generic products could decline.

        We will need to develop or acquire additional technologies as part of our efforts to analyze the chemical composition of complex mixtures other than heparins.

        To date, our analytical techniques and methods have been primarily focused on the characterization of complex mixtures comprised of linear sugars, such as those found in the heparin class of drugs. In order to adequately analyze other complex mixtures, such as glycoproteins, we will need to develop or acquire new technologies. Our inability to develop or acquire and apply these new technologies would limit our ability to work with biotechnology companies to help them better understand the chemical composition of their products, impair our ability to assist biotechnology companies in developing improved and next generation versions of existing products, and limit our ability to perform the analysis that we believe may be required to enable follow-on or equivalent versions of these biologics. Our inability to develop or acquire additional technology for the characterization of complex mixtures other than heparins could reduce the likelihood of our success developing other products.

        Competition in the biotechnology and pharmaceutical industries is intense, and if we are unable to compete effectively, our financial results will suffer.

        The markets in which we intend to compete are undergoing, and are expected to continue to undergo, rapid and significant technological change. We expect competition to intensify as technological advances are made or new biotechnology products are introduced. New developments by competitors may render our current or future product candidates and/or technologies non-competitive, obsolete or not economical. Our competitors' products may be more efficacious or marketed and sold more effectively than any of our products.

        Many of our competitors have:

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  significantly greater financial, technical and human resources than we have at every stage of the discovery, development, manufacturing and commercialization process;

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  more extensive experience in commercializing generic drugs, preclinical testing, conducting clinical trials, obtaining regulatory approvals, challenging patents and in manufacturing and marketing pharmaceutical products;

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  products that have been approved or are in late stages of development; and

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  collaborative arrangements in our target markets with leading companies and research institutions.

        If we successfully develop and obtain approval for our drug candidates, we will face competition based on many different factors, including:

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  the safety and effectiveness of our products;

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  the timing and scope of regulatory approvals for these products;

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  the availability and cost of manufacturing, marketing and sales capabilities;

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  the effectiveness of our marketing and sales capabilities;

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  the price of our products;

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  the availability and amount of third-party reimbursement for our products; and

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  the strength of our patent position.

        Our competitors may develop or commercialize products with significant advantages in regard to any of these factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business.

        If we are unable to establish and maintain our key customer arrangements, sales of our products and revenues would decline.

        Most generic pharmaceutical products are sold to customers through arrangements with group purchasing organizations, or GPOs. Generic pharmaceuticals are also sold through arrangements with retail organizations, mail order channels and other distributors. Many of the hospitals which make up M-Enoxaparin's target market contract with the GPO of their choice for their purchasing needs. We expect to derive a large percentage of our future revenue for M-Enoxaparin from customers that have relationships with a small number of GPOs. Currently, a relatively small number of GPOs control a large majority of sales to hospital customers. In order to establish and maintain relationships with major GPOs, we believe we need to maintain adequate drug supplies, remain price competitive, comply with FDA regulations and provide high-quality products. The GPOs with whom we hope to establish relationships may also have relationships with our competitors and may decide to contract for or otherwise prefer products other than ours. Typically, GPO agreements may be terminated on short notice. If we are unable to establish and maintain arrangements with major GPOs and customers, future sales of our products, revenues and profits would suffer.

        Even if we receive approval to market our drug candidates, the market may not be receptive to our drug candidates upon their commercial introduction, which could prevent us from being profitable.

        Even if our drug candidates are successfully developed, our success and growth will also depend upon the acceptance of these drug candidates by physicians and third-party payors. Acceptance of our product development candidates will be a function of our products being clinically useful, being cost effective and demonstrating superior therapeutic effect with an acceptable side effect profile as compared to existing or future treatments. In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time.

        Factors that we believe will materially affect market acceptance of our drug candidates under development include:

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  the timing of our receipt of any marketing approvals, the terms of any approval and the countries in which approvals are obtained;

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  the safety, efficacy and ease of administration of our products;

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  the competitive pricing of our products;

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  the success of our physician education and marketing programs;

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  the sales and marketing efforts of competitors; and

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  the availability and amount of government and third-party payor reimbursement.

        If our products do not achieve market acceptance, we will not be able to generate sufficient revenues from product sales to maintain or grow our business.

        We will require substantial additional funds to execute our business plan and, if additional capital is not available, we may need to limit, scale back or cease our operations.

        As of March 31, 2005, we had cash, cash equivalents and marketable securities totaling $50.4 million. During the quarter ended March 31, 2005, we had a net loss of $3.8 million and used cash in operating activities of $1.8 million. We will continue to require substantial funds to conduct research and development, process development, manufacturing, preclinical testing and clinical trials of our drug candidates, as well as funds necessary to manufacture and market any products that are approved for commercial sale. Because successful development of our drug candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and commercialize our products under development.

        Our future capital requirements may vary depending on the following:

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  the progress of development of M-Enoxaparin, M-Dalteparin, M118 and our efforts to develop and commercialize other complex mixtures;

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  the cost of litigation, including potential patent litigation with Sanofi-Aventis relating to Lovenox, or with others, as well as any damages, including possibly treble damages, that may be owed to Sanofi-Aventis or others should we be unsuccessful in such litigation;

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  the time and costs involved in obtaining regulatory approvals;

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  the continued progress in our research and development programs, including completion of our preclinical studies and clinical trials;

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  the potential acquisition and in-licensing of other technologies, products or assets; and

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  the cost of manufacturing, marketing and sales activities, if any.

        We may seek additional funding in the future and intend to do so through collaborative arrangements and public or private equity and debt financings. Additional funds may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products which we would otherwise pursue on our own.

        If we are not able to retain our current senior management team or attract and retain qualified scientific, technical and business personnel, our business will suffer.

        We are dependent on the members of our senior management team, in particular, Ganesh Venkataraman, our Co-Founder and Senior Vice President, Research, for our business success. Our employment agreements with Dr. Venkataraman and our other executive officers are terminable by either party on short notice or no notice. We do not carry life insurance on the lives of any of our personnel. The loss of any of our executive officers would result in a significant loss in the knowledge and experience that we, as an organization, possess and could cause significant delays, or outright failure, in the development and approval of our product candidates. In addition, our growth will require us to hire a significant number of qualified scientific, commercial and administrative personnel. There is intense competition from numerous pharmaceutical and biotechnology companies, universities, governmental entities and other research institutions, for human resources, including management, in the technical fields in which we operate, and we may not be able to attract and retain qualified personnel necessary for the successful development and commercialization of our product candidates.

        There is a substantial risk of product liability claims in our business. If our existing product liability insurance is insufficient, a product liability claim against us that exceeds the amount of our insurance coverage could adversely affect our business.

        Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing and marketing of human therapeutic products. Product liability claims could delay or prevent completion of our development programs, clinical or otherwise. If we succeed in marketing products, such claims could result in a recall of our products or a change in the indications for which they may be used. While we currently maintain product liability insurance coverage that we believe is adequate for our current operations, we cannot be sure that such coverage will be adequate to cover any incident or all incidents. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to maintain sufficient insurance at a reasonable cost to protect us against losses that could have a material adverse effect on our business. These liabilities could prevent or interfere with our product development and commercialization efforts.

        As we evolve from a company primarily involved in drug discovery and development into one that is also involved in the commercialization of drug products, we may have difficulty managing our growth and expanding our operations successfully.

        As we advance our drug candidates through the development process, we will need to expand our development, regulatory, manufacturing, sales and marketing capabilities or contract with other organizations to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborative partners, suppliers and other organizations. Our ability to manage our operations and growth requires us to continue to improve our operational, financial and management controls, reporting systems and procedures. Such growth could place a strain on our administrative and operational infrastructure. We may not be able to make improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

        Acquisitions present many risks, and we may not realize the anticipated financial and strategic goals for any such transactions.

        We may in the future acquire complementary companies, products and technologies. Such acquisitions involve a number of risks, including:

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  we may find that the acquired company or assets do not further our business strategy, or that we overpaid for the company or assets, or that economic conditions change, all of which may generate a future impairment charge;

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  we may have difficulty integrating the operations and personnel of the acquired business, and may have difficulty retaining the key personnel of the acquired business;

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  we may have difficulty incorporating the acquired technologies;

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  we may encounter technical difficulties or failures with the performance of the acquired technologies or drug products;

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  we may face product liability risks associated with the sale of the acquired company's products;

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  our ongoing business and management's attention may be disrupted or diverted by transition or integration issues and the complexity of managing diverse locations;

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  we may have difficulty maintaining uniform standards, internal controls, procedures and policies across locations;

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  the acquisition may result in litigation from terminated employees or third-parties; and

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  we may experience significant problems or liabilities associated with product quality, technology and legal contingencies.

        These factors could have a material adverse effect on our business, results of operations and financial condition or cash flows, particularly in the case of a larger acquisition or multiple acquisitions in a short period of time. From time to time, we may enter into negotiations for acquisitions that are not ultimately consummated. Such negotiations could result in significant diversion of management time, as well as out-of-pocket costs.

        The consideration paid in connection with an acquisition also affects our financial results. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash to consummate any acquisition. To the extent we issue shares of stock or other rights to purchase stock, including options or other rights, existing stockholders may be diluted and earnings per share may decrease. In addition, acquisitions may result in the incurrence of debt, large one-time write-offs (such as acquired in-process research and development costs) and restructuring charges. They may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

        Changes in stock option accounting rules may have a significant adverse affect on our operating results.

        We have a history of using broad-based employee stock option programs to hire, provide incentives for, and retain our workforce in a competitive marketplace. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," allows companies the choice of either using a fair value method of accounting for options that would result in expense recognition for all options granted, or using an intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," or APB 25, with a pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method. We have elected to apply APB 25, and, accordingly, we generally have not recognized any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our common stock on the date of grant.

        In December 2004, the Financial Accounting Standards Board issued "Share-Based Payment," or Statement 123(R). Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity instruments issued. In determining the fair value of options and other equity-based awards, companies may use different valuation models that may involve extensive and complex analysis. Statement 123(R) will be effective for us no later than January 1, 2006, which is the first day of our 2006 fiscal year. We are in the process of reviewing Statement 123(R) to determine which model is more appropriate for us. We continue to evaluate the effect that the adoption of Statement 123(R) will have on our financial position and results of operations. We currently expect that our adoption of Statement 123(R) will adversely affect our operating results to some extent in future periods.

Risks Relating to Development and Regulatory Approval

        If we are not able to demonstrate therapeutic equivalence for our generic versions of complex drugs, including our M-Enoxaparin and our M-Dalteparin products, to the satisfaction of the FDA, we will not obtain regulatory approval for commercial sale of our generic product candidates, and our future results of operations will be adversely affected.

        Our future results of operations depend, to a significant degree, on our ability to obtain regulatory approval for and commercialize generic versions of complex drugs, including M-Enoxaparin and M-Dalteparin. To obtain regulatory approval for the commercial sale of our generic versions of complex drugs, including M-Enoxaparin and M-Dalteparin, we will be required to demonstrate to the satisfaction of the FDA, among other things, that our generic products contain the same active ingredients, are of the same dosage strength, form, and route of administration as the branded products upon which they are based, and meet compendial or other applicable standards for strength, quality, purity and identity, including potency. Our generic versions of complex drugs, including M-Enoxaparin and M-Dalteparin, must also be demonstrated through in vivo studies to be bioequivalent, meaning generally that there are no significant differences between the generic drug and its branded counterpart with respect to the rate and extent to which the active ingredients are absorbed and become available at the site of drug action.

        Determination of the same active ingredients for our generic versions of complex drugs will be based on our demonstration of chemical equivalence to the respective reference listed drugs. The FDA may require confirmatory information including, for example, animal or human testing, to determine the sameness of active ingredients and that any inactive ingredients or impurities do not compromise the product's safety and efficacy. Provision of sufficient information for approval may prove difficult, time consuming and expensive. We must also demonstrate the adequacy of our methods, controls and facilities used in the manufacture of the product, including that they meet current good manufacturing practices, or cGMP. We cannot predict whether any of our generic product candidates will meet FDA requirements for approval.

        In the event that the FDA modifies its current standards for therapeutic equivalence with respect to generic versions of Lovenox or Fragmin, does not establish standards for therapeutic equivalence for generic versions of complex drug products, or requires us to conduct clinical trials or other lengthy processes, the commercialization of our technology-enabled generic product candidates could be delayed or prevented. Delays in any part of the process or our inability to obtain regulatory approval for our products could adversely affect our operating results by restricting or significantly delaying our introduction of new products.

        If the FDA is not able to establish specific guidelines or arrive at a consensus regarding the scientific analyses required for characterizing complex protein drugs, and if the U.S. Congress does not take action to create an abbreviated regulatory pathway for follow-on protein products, then the uncertainty about the value of our glycoprotein program will be increased.

        The regulatory climate for generic versions of protein products remains very uncertain. Currently, there is no established statutory or regulatory pathway which provides the FDA with the authority to approve generic versions of most protein drugs. Most therapeutic protein drugs were approved by the FDA under the Public Health Services Act through the use of Biologic License Applications, or BLAs. Unlike products approved through the use of NDAs, there is no provision in the Public Health Services Act for an abbreviated application that would permit approval of a follow-on protein product, and the FDA has stated it does not believe it has the authority to rely on prior BLA approvals or on their underlying data to approve a follow-on product. Moreover, even for proteins originally approved as NDAs, there is debate as to the data necessary to demonstrate the sameness required for ANDA approval. The FDA stated in February 2005, that it anticipated drafting several guidances and concept papers to address the scientific and regulatory issues related to approval of generic versions of therapeutic protein products that were approved under BLAs, but that the development of many of these documents would take several months or more; to our knowledge, no drafts have yet been published for public comment. It is anticipated that the U.S. Congress, based on guidance from the FDA, will establish a regulatory path sometime in the future for approval of generic versions of therapeutic protein products that were approved under BLAs. Failure of the FDA to establish standards or the U.S. Congress to enact legislation could reduce the value of our glycoprotein program.

        If our preclinical studies and clinical trials for our development candidates are not successful, we will not be able to obtain regulatory approval for commercial sale of our novel or improved drug candidates.

        To obtain regulatory approval for the commercial sale of our novel or improved drug candidates, we will be required to demonstrate through preclinical studies and clinical trials that our drug development candidates are safe and effective. Preclinical testing and clinical trials of new development candidates are lengthy and expensive and the historical failure rate for development candidates is high. The results from preclinical testing of a development candidate may not predict the results that will be obtained in human clinical trials. Clinical trials cannot commence until we submit an IND containing sufficient preclinical data and other information to support use in human subjects and the FDA allows the trials to go forward. Clinical trials must also be reviewed and approved by institutional review boards, or IRBs, for each clinical trial site before an IND may be used in a human trial at that site. We, the FDA or other applicable regulatory authorities or an IRB may prohibit the initiation of, or suspend clinical trials of, a development candidate at any time if we or they believe the subjects or patients participating in such trials are being exposed to unacceptable health risks, or for other reasons. Adverse side effects of a development candidate on subjects or patients in a clinical trial could result in the FDA or other regulatory authorities refusing to approve a particular development candidate for any or all indications of use.

        Clinical trials of a new development candidate require the enrollment of a sufficient number of patients who are suffering from the disease the development candidate is intended to treat and who meet other eligibility criteria. Rates of patient enrollment are affected by many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial. Lower than anticipated patient enrollment rates, high drop-out rates or inadequate drug supply or other materials can result in increased costs and longer development times.

        We cannot predict whether any of our development candidates will encounter problems during clinical trials which will cause us or regulatory authorities to delay or suspend these trials, or which will delay the analysis of data from these trials. In addition, it is impossible to predict whether legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be. If we experience any such problems, we may not have the financial resources to continue development of the drug candidate that is affected or the development of any of our other drug candidates.

        Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products abroad.

        Although we have not initiated any marketing efforts in foreign jurisdictions, we intend in the future to market our products outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval abroad may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval, and we may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We and our collaborators may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market outside the United States. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations.

        Even if we obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review. If we fail to comply with continuing United States and foreign regulations, we could lose our approvals to market drugs and our business would be seriously harmed.

        Even after approval, any drugs we develop will be subject to ongoing regulatory review, including the review of clinical results which are reported after our drug products are made commercially available. In addition, the manufacturer and manufacturing facilities we use to produce any of our drug candidates will be subject to periodic review and inspection by the FDA. We will be required to report any serious and unexpected adverse experiences and certain quality problems with our products and make other periodic reports to the FDA. The discovery of any previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. Certain changes to an approved product, including in the way it is manufactured or promoted, often require prior FDA approval before the product as modified may be marketed. If we fail to comply with applicable continuing regulatory requirements, we may be subject to warning letters, civil penalties, suspension or withdrawal of regulatory approvals, product recalls and seizures, injunctions, operating restrictions and/or criminal prosecutions and penalties.

        If third-party payors do not adequately reimburse customers for any of our product candidates that are approved for marketing, they might not be purchased or used, and our revenues and profits will not develop or increase.

        Our revenues and profits will depend heavily upon the availability of adequate reimbursement for the use of our approved product candidates from governmental and other third-party payors, both in the United States and in foreign markets. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor's determination that use of a product is:

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  a covered benefit under its health plan;

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  safe, effective and medically necessary;

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  appropriate for the specific patient;

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  cost-effective; and

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  neither experimental nor investigational.

        Obtaining reimbursement approval for a product from each government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement. There is substantial uncertainty whether any particular payor will reimburse the use of any drug products incorporating new technology. Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA or comparable authority. Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints and/or imperfections in Medicare or Medicaid data used to calculate these rates. Net prices for products may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

        There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect payments for our products. The Centers for Medicare and Medicaid Services, or CMS, frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and both CMS and other third-party payors may have sufficient market power to demand significant price reductions. Due in part to actions by third-party payors, the health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products.

        Our inability to promptly obtain coverage and profitable reimbursement rates from government-funded and private payors for our products could have a material adverse effect on our operating results and our overall financial condition.

        New federal legislation will increase the pressure to reduce prices of pharmaceutical products paid for by Medicare, which could adversely affect our revenues, if any.

        The Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, changes the way Medicare covers and reimburses for pharmaceutical products. The legislation introduced a new reimbursement methodology based on average sales prices for drugs that are used in hospital settings or under the direct supervision of a physician and, starting in 2006, expands Medicare coverage for drug purchases by the elderly. In addition, the MMA requires the creation of formularies for self-administered drugs, as well as provides authority for limiting the number of drugs that will be covered in any therapeutic class and for plan sponsors to negotiate prices with manufacturers and suppliers of covered drugs. As a result of the MMA and the expansion of federal coverage of drug products, we expect continuing pressure to contain and reduce costs of pharmaceutical products. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for our products and could materially adversely affect our operating results and overall financial condition. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement policies, and any reduction in coverage or payment that results from the MMA may result in a similar reduction in coverage or payments from private payors.

        Congress has considered legislation, which if enacted, would permit more widespread re-importation of drugs from foreign countries into the United States and which may include re-importation from foreign countries where drugs are frequently sold at lower prices than in the United States. Such legislation, or similar regulatory changes, could decrease the amount of reimbursement we receive for any approved products which, in turn, could materially adversely affect our operating results and our overall financial condition.

        If legislative and regulatory lobbying efforts by manufacturers of branded products to limit the use of generics are successful, our sales of technology-enabled generic products may suffer.

        Many manufacturers of branded products have increasingly used both state and federal legislative and regulatory means to delay competition from manufacturers of generic drugs. These efforts have included:

  •
  pursuing new patents for existing products which may be granted just before the expiration of one patent, which could extend patent protection for a number of years or otherwise delay the launch of generic drugs;

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  submitting Citizen Petitions to request the Commissioner of Food and Drugs to take administrative action with respect to prospective and filed generic drug applications;

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  seeking changes to the United States Pharmacopeia, an industry recognized compilation of drug standards; and

  •
  attaching special patent extension amendments to unrelated federal legislation.

        In addition, some manufacturers of branded products have engaged in state-by-state initiatives to enact legislation that restrict the substitution of some branded drugs with generic drugs. If these efforts to delay or block competition are successful, we may be unable to sell our generic products, which could have a material adverse effect on our sales and profitability.

        Foreign governments tend to impose strict price controls, which may adversely affect our revenues, if any.

        In some foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

        If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

        Our research and development involves, and may in the future involve, the use of hazardous materials and chemicals and certain radioactive materials and related equipment. For the years ended December 31, 2004, 2003, and 2002, we spent approximately $25,000, $17,500, and $10,000, respectively, in order to comply with environmental and waste disposal regulations. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Although we maintain workers' compensation insurance as prescribed by the Commonwealth of Massachusetts to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. For claims not covered by workers' compensation insurance, we also maintain an employer's liability insurance policy in the amount of $3.5 million per occurrence and in the aggregate. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Risks Relating to Our Dependence on Third Parties

        Our collaboration with Sandoz is important to our business. If Sandoz fails to adequately perform under our collaboration or terminates our collaboration, the development and commercialization of injectable enoxaparin would be delayed or terminated and our business would be adversely affected.

        In November 2003, we entered into a collaboration and license agreement with Sandoz to jointly develop and commercialize injectable enoxaparin and certain improved injectable forms of enoxaparin. Under the terms of the agreement, we and Sandoz agree to exclusively work with each other in the development and commercialization of injectable enoxaparin within the United States. We have also granted to Sandoz the right to negotiate additional rights for certain products under certain circumstances. If Sandoz fails to adequately perform under our collaboration and license agreement, we may not successfully commercialize M-Enoxaparin and may be precluded from seeking alternative collaborative opportunities because of our exclusivity commitment. Recently, affiliates of Sandoz acquired Hexal AG and affiliates of Sandoz announced their intentions to acquire Eon Labs, Inc. These acquisitions could result in organizational changes or changes in priorities that could negatively impact our collaboration with Sandoz.

        Sandoz may terminate our collaboration agreement for material uncured breaches or certain events of bankruptcy or insolvency by us. Sandoz may also terminate the collaboration agreement if the product or the market lacks commercial viability, if new laws or regulations are passed or court decisions rendered that substantially diminish our legal avenues for redress, or, in multiple cases, if certain costs exceed mutually agreed upon limits. If Sandoz terminates the agreement other than due to our uncured breach, we will be granted an exclusive license under certain intellectual property of Sandoz to develop and commercialize injectable enoxaparin in the United States. In that event, we would need to expand our internal capabilities or enter into another collaboration. In such event, significant delays would likely occur that could prevent us from completing the development and commercialization of injectable enoxaparin.

        If Sandoz terminates the agreement due to our uncured breach, Sandoz would retain the exclusive right to develop and commercialize injectable enoxaparin in the United States. In that event, although the profit sharing, royalty and milestone payment obligations of Sandoz would survive, we would no longer have any influence over the development or commercialization strategy. In addition, if Sandoz were to terminate the agreement due to our uncured breach, Sandoz would retain its rights of first negotiation with respect to certain of our other products in certain circumstances and its rights of first refusal outside of the United States. Accordingly, if Sandoz terminates the agreement, our introduction of M-Enoxaparin may be significantly delayed, we may decide to discontinue the M-Enoxaparin project, or our revenues may be reduced, any one of which could have a material adverse effect on our business.

        We depend on third-party manufacturers to manufacture products for us. If in the future we encounter difficulties in our supply or manufacturing arrangements, our business may be materially adversely affected.

        We have limited personnel with experience in, and we do not own facilities for, manufacturing any products. In addition, we do not have, and do not intend to develop, the ability to manufacture material for our clinical trials or at commercial scale. For our M-Enoxaparin program, we have entered into an agreement with Siegfried (USA), Inc. and Siegfried Ltd., pursuant to which, among other things, they provide us with the M-Enoxaparin drug substance required for our ANDA filing. To develop our drug candidates, apply for regulatory approvals and commercialize any products, we or our partners need to contract for or otherwise arrange for the necessary manufacturing facilities and capabilities. As a result, we expect generally to rely on contract manufacturers for regulatory compliance and quality assurance for our products. If our contract manufacturers were to breach or terminate their manufacturing arrangements with us, the development or commercialization of the affected products or drug candidates could be delayed, which could have a material adverse effect on our business. In addition, any change in our manufacturers could be costly because the commercial terms of any new arrangement could be less favorable and because the expenses relating to the transfer of necessary technology and processes could be significant.

        We have relied upon third parties to produce material for preclinical studies and may continue to do so in the future. Although we believe that we will not have any material supply issues, we cannot be certain that we will be able to obtain long-term supply arrangements of those materials on acceptable terms, if at all. If we are unable to arrange for third-party manufacturing, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

        In addition, the FDA and other regulatory authorities require that our products be manufactured according to cGMP regulations. Any failure by us or our third-party manufacturers to comply with cGMP, and/or our failure to scale-up our manufacturing processes could lead to a delay in, or failure to obtain, regulatory approval. In addition, such failure could be the basis for action by the FDA to withdraw approvals for drug candidates previously granted to us and for other regulatory action. To the extent we rely on a third-party manufacturer, the risk of non-compliance with cGMPs may be greater and the ability to effect corrective actions for any such noncompliance may be compromised or delayed.

        We may need to enter into alliances with other companies that can provide capabilities and funds for the development and commercialization of our drug candidates. If we are unsuccessful in forming or maintaining these alliances on favorable terms, our business could be adversely affected.

        Because we have limited or no capabilities for drug development, manufacturing, sales, marketing and distribution, we may need to enter into alliances with other companies that can assist with the development and commercialization of our drug candidates. We may, for example, form alliances with major pharmaceutical companies to jointly develop specific drug candidates and to jointly commercialize them if they are approved. In such alliances, we would expect our pharmaceutical company partners to provide substantial capabilities in clinical development, manufacturing, regulatory affairs, sales and marketing. We may not be successful in entering into any such alliances. Even if we do succeed in securing such alliances, we may not be able to maintain them if, for example, development or approval of a drug candidate is delayed or sales of an approved drug are disappointing. If we are unable to secure or maintain such alliances we may not have the capabilities necessary to continue or complete development of our drug candidates and bring them to market, which may have an adverse effect on our business.

        In addition to relying on a third party for its capabilities, we may depend on our alliances with other companies to provide substantial additional funding for development and potential commercialization of our drug candidates. We may not be able to obtain funding on favorable terms from these alliances, and if we are not successful in doing so, we may not have sufficient funds to develop a particular drug candidate internally, or to bring drug candidates to market. Failure to bring our drug candidates to market will prevent us from generating sales revenues, and this may substantially harm our business. Furthermore, any delay in entering into these alliances could delay the development and commercialization of our drug candidates and reduce their competitiveness even if they reach the market. As a result, our business may be adversely affected.

        If any collaborative partner terminates or fails to perform its obligations under agreements with us, the development and commercialization of our drug candidates could be delayed or terminated.

        Our continued and expected dependence on collaborative partners for their drug development, manufacturing, sales, marketing and distribution capabilities, as well as for their financial support means that our business would be adversely affected if a partner terminates its collaboration agreement with us or fails to perform its obligations under the agreement. Our current collaborations and future collaborations, if any, may not be scientifically or commercially successful. Factors that may affect the success of our collaborations include the following:

  •
  disputes may arise in the future with respect to the ownership of rights to technology developed with collaborators;

  •
  our collaborators may pursue alternative technologies or develop alternative products, either on their own or in collaboration with others, that may be competitive with the products on which they are collaborating with us or which could affect our collaborators' commitment to our collaborations;

  •
  our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect how we are perceived in the business and financial communities;

  •
  our collaborators may pursue higher-priority programs or change the focus of their development programs, which could affect the collaborators' commitment to us; and

  •
  our collaborators with marketing rights may choose to devote fewer resources to the marketing of our product candidates, if any are approved for marketing, than to products from their own development programs.

        If any of these occur, the development and commercialization of one or more drug candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization.

        If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate product revenues.

        We do not have a sales organization and have no experience as a company in the sales, marketing and distribution of pharmaceutical products. There are risks involved with establishing our own sales and marketing capabilities, as well as entering into arrangements with third parties to perform these services. For example, developing a sales force is expensive and time consuming and could delay any product launch. In addition, to the extent that we enter into arrangements with third parties to perform sales, marketing and distribution services, we will have less control over sales of our products, and our future revenues would depend heavily on the success of the efforts of these third parties.

        Our collaborations with outside scientists and consultants may be subject to restriction and change.

        We work with chemists, biologists and other scientists at academic and other institutions, and consultants who assist us in our research, development, regulatory and commercial efforts. These scientists and consultants have provided, and we expect that they will continue to provide, valuable advice on our programs. These scientists and consultants are not our employees, may have other commitments that would limit their future availability to us and typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, we will be unable to prevent them from establishing competing businesses or developing competing products.

        We enter into various contracts in the normal course of our business that periodically incorporate provisions whereby we indemnify the other party to the contract. In the event we would have to perform under these indemnification provisions, it could have a material adverse effect on our business, financial position and results of operations.

        In the normal course of business, we periodically enter into academic, commercial and consulting agreements that contain indemnification provisions. With respect to our academic agreements, we typically indemnify the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which we have secured licenses, and from claims arising from our or our sublicensees' exercise of rights under the agreement. With respect to our commercial agreements, including those with contract manufacturers, we indemnify our vendors from third-party product liability claims which result from the production, use or consumption of the product, as well as for certain alleged infringements of any patent or other intellectual property right by a third party. With respect to consultants, we indemnify them from claims arising from the good faith performance of their services. We do not, however, typically indemnify parties for claims resulting from the gross negligence or willful misconduct of the indemnified party.

        We maintain insurance coverage which we believe may limit our obligations under these indemnification provisions. With respect to M-Enoxaparin, we are also protected under certain circumstances through the indemnification provided to us by Sandoz. However, should our obligation under an indemnification provision fall outside the scope of our insurance coverage, exceed applicable insurance coverage or if we were denied insurance coverage, our business, financial position and results of operations could be materially adversely affected and the market value of our common stock could decline. Similarly, if we are relying on a collaborator to indemnify us and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify us, our business, financial position and results of operations could be materially adversely affected.

Risks Relating to Patents and Licenses

        If we are not able to obtain and enforce patent protection for our discoveries, our ability to successfully commercialize our product candidates will be harmed and we may not be able to operate our business profitably.

        Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from using our inventions and proprietary information. However, we may not hold proprietary rights to some patents related to our current or future product candidates. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in our patent applications. As a result, we may be required to obtain licenses under third-party patents to market our proposed products. If licenses are not available to us on acceptable terms, or at all, we will not be able to market the affected products.

        Our strategy depends on our ability to rapidly identify and seek patent protection for our discoveries. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The issuance of a patent does not guarantee that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties. In addition, the issuance of a patent does not guarantee that we have the right to practice the patented invention. Third parties may have blocking patents that could be used to prevent us from marketing our own patented product and practicing our own patented technology.

        Our pending patent applications may not result in issued patents. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards which the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims allowed in any patents issued to us or to others. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and/or opposition proceedings, and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights. Our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage. Moreover, once they have issued, our patents and any patent for which we have licensed or may license rights may be challenged, narrowed, invalidated or circumvented. If our patents are invalidated or otherwise limited, other companies will be better able to develop products that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition.

        We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected.

        Our competitors may allege that we are infringing their intellectual property, forcing us to expend substantial resources in resulting litigation, the outcome of which would be uncertain. Any unfavorable outcome of such litigation could have a material adverse effect on our business, financial position and results of operations.

        If any party successfully asserts that our creation or use of proprietary technology infringes upon their intellectual property rights, we might be forced to incur expenses to litigate the claims and pay damages, potentially including treble damages, if we are found to have willfully infringed such parties' patent rights. In addition, if we are unsuccessful in litigation, a court could issue a permanent injunction preventing us from marketing and selling the patented drug or other technology for the life of the patent that we have been deemed to have infringed. Litigation concerning patents, other forms of intellectual property and proprietary technologies is becoming more widespread and can be protracted and expensive, and can distract management and other key personnel from performing their duties for us.

        Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products, and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license in order to continue to manufacture or market the affected products and processes. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to effectively market some of our technology and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

        If we become involved in patent litigation or other proceedings to enforce our patent rights, we could incur substantial costs, substantial liability for damages and be required to stop our product commercialization efforts.

        We may need to resort to litigation to enforce a patent issued to us or to determine the scope and validity of third-party proprietary rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation could divert our management's efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

        We in-license a significant portion of our proprietary technologies and if we fail to comply with our obligations under any of the related agreements, we could lose license rights that are necessary to develop our product candidates.

        We are a party to and rely on a number of in-license agreements with third parties, such as those with the Massachusetts Institute of Technology, that give us rights to intellectual property that is necessary for our business. In addition, we expect to enter into additional licenses in the future. Our current in-license arrangements impose various development, royalty and other obligations on us. If we breach these obligations, these exclusive licenses could be converted to non-exclusive licenses or the agreements could be terminated, which would result in our being unable to develop, manufacture and sell products that are covered by the licensed technology.

        Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

        In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers, advisors and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

General Company Related Risks

        Our directors, executive officers and major stockholders have substantial control over matters submitted to stockholders for approval that could delay or prevent a change in corporate control.

        Our directors, executive officers and principal stockholders, together with their affiliates and related persons, beneficially owned, in the aggregate, approximately 74% of our outstanding common stock as of March 31, 2005. As a result, these stockholders, if acting together, may have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

  •
  delaying, deferring or preventing a change in control of our company;

  •
  entrenching our management and/or board;

  •
  impeding a merger, consolidation, takeover or other business combination involving our company; or

  •
  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

        Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our certificate of incorporation and our by-laws may delay or prevent an acquisition of us or a change in our management. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include:

  •
  a classified board of directors;

  •
  a prohibition on actions by our stockholders by written consent;

  •
  the ability of our board of directors to issue preferred stock without stockholder approval, which could be used to institute a "poison pill" that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

  •
  limitations on the removal of directors.

        Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Finally, these provisions establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders.

        Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

        The stock market in general and the market prices for securities of biotechnology companies in particular have experienced extreme volatility that often have been unrelated or disproportionate to the operating performance of these companies. The trading price of our common stock has been, and is likely to continue to be, volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

  •
  delays in the filing of our ANDA for M-Enoxaparin, failure to obtain FDA approval for M-Enoxaparin or other adverse FDA decisions relating to M-Enoxaparin;

  •
  litigation involving our company or our general industry or both, including potential litigation with Sanofi-Aventis relating to M-Enoxaparin;

  •
  results or delays in our or our competitor's clinical trials or regulatory filings;

  •
  failure to demonstrate therapeutic equivalence with respect to our technology-enabled generic product candidates and safety and efficacy for our novel development product candidates;

  •
  our ability to manufacture any products to commercial standards;

  •
  failure of any of our product candidates, if approved, to achieve commercial success;

  •
  developments or disputes concerning our patents or other proprietary rights;

  •
  changes in estimates of our financial results or recommendations by securities analysts;

  •
  termination of any of our strategic partnerships;

  •
  significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors; and

  •
  investors' general perception of our company, our products, the economy and general market conditions.

        If any of these factors causes an adverse effect on our business, results of operations or financial condition, the price of our common stock could fall and investors may not be able to sell their common stock at or above their respective purchase prices.

Risks Related to this Offering

        Investors in this offering will pay a much higher price than the book value of our stock.

        If you purchase common stock in this offering, you will incur immediate and substantial dilution of $21.21, representing the difference between our pro forma net tangible book value per share after giving effect to this offering at a public offering price of $27.02 per share. In the past, we issued options to acquire common stock at prices significantly below the offering price. To the extent these outstanding options are ultimately exercised, you will incur further dilution.

        Because our management will have broad discretion over the use of the net proceeds to our company from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

        The net proceeds to our company from this offering have been allocated for general corporate purposes, and our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of net proceeds we receive from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds we receive will be invested in a way that does not yield a favorable, or any, return for our company.

FORWARD-LOOKING STATEMENTS

        Statements contained or incorporated by reference in this prospectus supplement that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts, and projections and the beliefs and assumptions of our management including, without limitation, our expectations regarding results of operations, selling, general and administrative expenses, research and development expenses and the sufficiency of our cash for future operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "believe," "may," "could," "will," "expect," "estimate," "anticipate," "continue," or similar terms, variations of such terms or the negative of those terms.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 4,827,300 shares of our common stock that we are offering at a public offering price of $27.02 per share will be approximately $122.4 million after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate and working capital purposes. Although we have not yet identified any specific uses for these proceeds, we currently anticipate using the proceeds for some or all of the following purposes: research and development expenses, manufacturing expenses, clinical trial costs, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

MARKET PRICE AND DIVIDENDS

        Our common stock is traded on the Nasdaq National Market under the symbol "MNTA." The following table sets forth, for the period indicated, the high and low last sale prices per share of the common stock as reported by the Nasdaq National Market.

	Price Range of Common Stock
	High	Low
Year Ended December 31, 2004:
Second Quarter (beginning June 22, 2004)	$8.85	$7.81
Third Quarter	8.70	7.05
Fourth Quarter	8.56	7.06
Year Ending December 31, 2005:
First Quarter	8.73	6.55
Second Quarter	20.45	7.60
Third Quarter (through July 21, 2005)	29.09	19.20

        On July 21, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $27.02. As of June 30, 2005, we had 25,526,603 shares of common stock outstanding.

        We have never declared or paid any cash dividends on our common stock. We anticipate that, in the foreseeable future, we will continue to retain any earnings for use in the operation of our business and will not pay any cash dividends.

CAPITALIZATION

        The following table sets forth our cash, cash equivalents and investments and our capitalization as of March 31, 2005:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the sale of 4,827,300 shares of common stock in this offering at a public offering price of $27.02 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related footnotes incorporated by reference in this prospectus.

	As of March 31, 2005
	Actual	As Adjusted
	(in thousands)

Cash, cash equivalents and marketable securities	$50,411	$172,769

Line of credit obligation- net of current portion	$972	$972
Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized and no shares issued and outstanding actual and as adjusted	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized actual and as adjusted and 25,495,341 shares outstanding actual and 30,322,641 shares outstanding as adjusted	3	3
Additional paid-in capital	112,657	235,015
Deferred compensation	(3,002)	(3,002)
Accumulated other comprehensive loss	(199)	(199)
Accumulated deficit	(55,714)	(55,714)

Total stockholders' equity	53,745	176,103

Total capitalization	$54,717	$177,075

        The number of shares of our common stock to be outstanding after this offering excludes, as of March 31, 2005:

  •
  1,395,357 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.42 per share; and

  •
  an aggregate of 4,133,299 additional shares of common stock reserved for future issuance under our 2004 stock incentive plan and our 2004 employee stock purchase plan.

DILUTION

        Our net tangible book value as of March 31, 2005 was approximately $53.7 million, or $2.11 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the 4,827,300 shares of common stock offered in this offering at a public offering price of $27.02 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value as of March 31, 2005 would have been approximately $176.1 million, or $5.81 per share of common stock. This represents an immediate increase in the net tangible book value of $3.70 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $21.21 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$27.02
Net tangible book value per share as of March 31, 2005	$2.11
Increase per share attributable to new investors	3.70

Net tangible book value per share after this offering		5.81

Dilution per share to new investors		$21.21

        In the discussion and table above, we assume no exercise of outstanding options. As of March 31, 2005, there were 1,395,357 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $2.42 per share. To the extent that any of these outstanding options are exercised, there will be further dilution to new investors.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	2,317,104
Deutsche Bank Securities Inc.	1,448,190
Banc of America Securities LLC	531,003
SG Cowen & Co., LLC	531,003

Total	4,827,300

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.05 per share under the public offering price. No underwriter may allow, and no dealer may re-allow, any concession to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 724,095 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $149,998,693, the total underwriters' discounts and commissions would be $8,999,922 and the total proceeds to us would be $140,998,771.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

        We and all of our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

        Subject to certain limitations, these restrictions do not apply to:

  •
  the sale of shares of our common stock to the underwriters;

  •
  transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares of our common stock pursuant to this prospectus supplement;

  •
  transfers of shares of our common stock or securities convertible into our common stock as a bona fide gift; or

  •
  distributions of shares of our common stock or any security convertible into our common stock to certain entities or persons affiliated with the stockholder.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

	Paid by Momenta Pharmaceuticals, Inc.
	No Exercise	Full Exercise
Per share	$1.6212	$1.6212
Total	$7,826,019	$8,999,922

        In addition, we estimate that the expenses of this offering payable by us, other than underwriting discounts and commissions, will be $250,000.

        In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions or to stabilize the price of our common stock. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        Our common stock is quoted on the Nasdaq National Market under the symbol "MNTA."

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Pricing of the Offering

        The public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the public offering price of the shares will be the current market price of our common stock, our future prospects and those of our industry in general, our sales, earnings, and other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

$125,000,000

MOMENTA PHARMACEUTICALS, INC.

Common Stock

        We may from time to time issue up to an aggregate of $125,000,000 of common stock in one or more issuances. This prospectus describes the general manner in which our common stock may be offered using this prospectus. We will specify in the accompanying prospectus supplement the terms of the securities to be offered and sold. We may sell these securities to or through underwriters or dealers and also to other purchasers or through agents. We will set forth the names of any underwriters, dealers or agents in the accompanying prospectus supplement.

        Our common stock is listed on the Nasdaq National Market and traded under the symbol "MNTA." The closing bid price of our common stock on the Nasdaq National Market on June 30, 2005 was $19.77 per share.

        Investing in our common stock involves risks. See "Risk Factors" at page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated July 14, 2005.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Momenta Pharmaceuticals, Inc. Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Momenta Pharmaceuticals, Inc. since the date hereof. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell common stock in one or more offerings up to a total dollar amount of $125,000,000. This prospectus describes the general manner in which our common stock may be offered by this prospectus. Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

MOMENTA PHARMACEUTICALS, INC.

        Momenta is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of improved versions of existing drugs, the development of novel drugs and the discovery of new biological processes. We are also utilizing our ability to sequence sugars to create technology-enabled generic versions of sugar-based and biologic drug products. Through detailed analysis of the molecular structure of complex sugars, we believe our proprietary technology enables us to define the specific sugar sequences contained in complex sugar-based drugs, including those structures that had previously not been described due to lack of available technology. In addition, we are able to derive a more complete understanding of the roles that sugars play in cellular function, disease and drug action based on our structural and biological analytic capabilities. With our capabilities for understanding complex sugars, we have developed a diversified pipeline of near-term product opportunities and novel discovery and development candidates.

        We were incorporated in Delaware in May 2001 as Mimeon, Inc. In September 2002, we changed our name to Momenta Pharmaceuticals, Inc. Our principal executive offices are located at 675 West Kendall Street, Cambridge, Massachusetts 02142. Our telephone number is (617) 491-9700. Our website address is www.momentapharma.com. The information on our website is not incorporated by reference into this prospectus or any prospectus supplement and should not be considered to be a part of this prospectus or any prospectus supplement. We have included our website address as an inactive technical reference only.

        Unless otherwise stated, all references to "us," "our," "Momenta," "we," the "Company" and similar designations refer to Momenta Pharmaceuticals, Inc. Our logo, trademarks and service marks are the property of Momenta. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

        An investment in our common stock involves significant risks. You should carefully consider the risks as well as all of the risk factors incorporated herein by reference before you make an investment decision pursuant to this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act. All statements, other than statements of historical facts, that we include in this prospectus, any prospectus supplement, and in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of the Securities Act and the Securities Exchange Act. We use the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "will," "would" and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, and any document incorporated by reference. We caution you that we do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

        Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock under this prospectus for general corporate purposes, including research and development expenses, manufacturing expenses, clinical trial costs, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of our common stock. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

        We may sell our common stock through underwriters or dealers, through agents, or directly to one or more purchasers. The accompanying prospectus supplement will describe the terms of the offering of our common stock, including:

  •
  the name or names of any underwriters;

  •
  the purchase price of our common stock being offered and the proceeds we will receive from the sale;

  •
  any over-allotment options pursuant to which underwriters may purchase additional securities from us;

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  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

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  any initial public offering price; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of common stock offered by the prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We may use underwriters with whom we have a material relationship. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

        We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        Rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for or purchase shares of common stock before the distribution of the shares of common stock is completed. However, underwriters may engage in the following activities in accordance with the rules:

  •
  Stabilizing transactions—Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

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  Over-allotments and syndicate covering transactions—Underwriters may sell more shares of our common stock than the number of shares that they have committed to purchase in any underwritten offering. This over-allotment creates a short position for the underwriters. This short position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in any underwritten offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in the offering.

  •
  Penalty bids—If underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those shares as part of the offering.

        Similar to other purchase transactions, an underwriter's purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of shares if it discourages resales of the shares.

        If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

        In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        The SEC also maintains an Internet site, the address of which is www.sec.gov. That site also contains our annual, quarterly and current reports, proxy statements, information statements and other information.

        We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities being offered by us, including exhibits and schedules. We also maintain an Internet site at www.momentapharma.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our Internet site is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We are "incorporating by reference" in this prospectus some of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

        We have filed or may file the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

  (1)
  our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 31, 2005;

  (2)
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the SEC on May 13, 2005;

  (3)
  our Current Report on Form 8-K, as filed with the SEC on January 4, 2005;

  (4)
  our Current Report on Form 8-K, as filed with the SEC on March 16, 2005;

  (5)
  our Current Report on Form 8-K, as filed with the SEC on March 21, 2005;

  (6)
  our Current Report on Form 8-K, as filed with the SEC on March 29, 2005;

  (7)
  our Current Report on Form 8-K, as filed with the SEC on May 27, 2005;

  (8)
  our Current Report on Form 8-K, as filed with the SEC on June 13, 2005;

  (9)
  all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this prospectus and prior to the completion of this offering of our common stock will be deemed to be incorporated by reference in this prospectus and the accompanying prospectus supplement and to be a part hereof from the date of filing of such documents; and

  (10)
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 14, 2004, including any amendments or reports filed for the purpose of updating such description.

        You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Michael A. Lawless, Senior Director, Investor Relations, Momenta Pharmaceuticals, Inc., 675 West Kendall Street, Cambridge, Massachusetts 02142, telephone (617) 491-9700.

        You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET PRICE AND DIVIDENDS
CAPITALIZATION
DILUTION
UNDERWRITERS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
MOMENTA PHARMACEUTICALS, INC.
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE